Exhibit (a) (37)

THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

THE GLENMEDE FUND, INC., a Maryland corporation (“Glenmede Fund”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law and pursuant to the authority expressly given to the Board of Directors in Article Fifth of Glenmede Fund’s Articles of Amendment and Restatement (as amended and supplemented, the “Charter”), the Board of Directors of Glenmede Fund, by resolutions duly adopted by unanimous consent dated May 31, 2011, has reclassified authorized but unissued shares of common stock, with a par value of one-tenth of one cent ($.001) per share (the “Common Stock”), of Glenmede Fund as follows:

1. Twenty Million (20,000,000) of Glenmede Fund’s authorized but unissued shares of the Small Cap Equity Portfolio-Advisor Shares are hereby reclassified as 20,000,000 shares of the Secured Options Portfolio.

2. Each share of the Secured Options Portfolio as classified herein shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as previously set forth in the Charter with respect to shares of the Secured Options Portfolio.

SECOND: The shares of Common Stock reclassified pursuant to Article FIRST of these Articles Supplementary have been reclassified by Glenmede Fund’s Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary do not increase or decrease the authorized number of shares of Glenmede Fund or the aggregate par value thereof. The total number of shares of stock which Glenmede Fund is presently authorized to issue remains Three Billion Five Hundred Million (3,500,000,000) shares (of the par value of one-tenth of one cent ($.001) each) and of the aggregate par value of Three Million Five Hundred Thousand Dollars ($3,500,000) of Common Stock classified as follows:

Name of Class	Number of Shares of Common Stock Allocated
Core Fixed Income Portfolio	60,000,000
Government Cash Portfolio	1,390,000,000
International Portfolio	75,000,000
Large Cap Growth Portfolio	20,000,000
Large Cap 100 Portfolio	20,000,000
Large Cap Value Portfolio	75,000,000
Long/Short Portfolio	20,000,000
Philadelphia International Emerging Markets Fund
Class I	10,000,000
Class IV	10,000,000
Philadelphia International Fund - Institutional Shares	70,000,000
Philadelphia International Small Cap Fund
Class I	10,000,000
Class IV	10,000,000
Secured Options Portfolio	40,000,000
Small Cap Equity Portfolio - Advisor Shares	80,000,000
Institutional Shares	35,000,000
Strategic Equity Portfolio	75,000,000
Tax-Exempt Cash Portfolio	1,390,000,000
Total Market Portfolio	20,000,000
U.S. Emerging Growth Portfolio	75,000,000
Unclassified	15,000,000

Total	3,500,000,000

IN WITNESS WHEREOF, Glenmede Fund, has caused these Articles Supplementary to be signed in its name and on its behalf as of this 3rd day of June, 2011.

ATTEST:			THE GLENMEDE FUND, INC.

By:	/s/ Michael P. Malloy	By:	/s/ Mary Ann B. Wirts
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President

THE UNDERSIGNED, President of Glenmede Fund, who executed on behalf of said Glenmede Fund the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles Supplementary to the Charter to be the corporate act of Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties for perjury.

/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President